Exhibit 8.2

SIDLEY AUSTIN llp One South Dearborn Street Chicago, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BOSTON BRUSSELS CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

Founded 1866

March 27, 2023

BROADMARK REALTY CAPITAL INC.

1420 Fifth Avenue, Suite 2000

Seattle, WA

Ladies and Gentlemen:

We have acted as counsel to Broadmark Realty Capital Inc., a Maryland corporation (“Broadmark”), in connection with (i) the transactions contemplated by the Agreement and Plan of Merger, dated as of February 26, 2023 (as such agreement may be amended or modified from time to time, the “Merger Agreement”), by and among Ready Capital Corporation, a Maryland corporation (“Ready Capital”), RCC Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Ready Capital (“Merger Sub”), and Broadmark, pursuant to which Broadmark will merge with and into Merger Sub, with Merger Sub continuing as the surviving company (the “Merger”); and (ii) the preparation of the related registration statement on Form S-4 (the “Registration Statement”), which includes the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2023, as amended and supplemented through the date hereof.

This opinion letter is being delivered pursuant to, and will appear as an exhibit to, the Registration Statement . Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

In rendering the opinions set forth below:

(a) we have examined and relied upon the Registration Statement (including the Proxy Statement/Prospectus), the Merger Agreement and the schedules and exhibits thereto, and such other agreements, instruments, documents and records as we have deemed necessary or appropriate for the purposes of this opinion letter (such documents described in this paragraph (a), collectively, the “Transaction Documents”);

(b) we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the due authorization, execution and delivery of the Transaction Documents, (vi) the valid existence and good standing of all parties to the Transaction Documents, and (vii) the enforceability of the Transaction Documents;

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

(c) we have assumed, with your permission, that (i) all covenants, representations and other undertakings set forth in the Transaction Documents have been or will be performed in accordance with the terms thereof, (ii) the transactions contemplated by the Transaction Documents have been or will be consummated in accordance with the terms thereof and will be effective under applicable law, (iii) none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, and (iv) there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the Transaction Documents;

(d) we have examined and relied upon, and have assumed the accuracy of, all statements regarding factual matters, representations and warranties contained in the Transaction Documents and the statements and representations made in the certificates of officers and representatives of Ready Capital, Merger Sub, and Broadmark delivered to us (the “Tax Certificates”), and any representation or statement made in the Tax Certificates “to the knowledge” or “to the actual knowledge” of any person(s) or party(ies) — or similarly qualified — is and will remain true, correct, and complete at all times up to and including the Effective Time and thereafter, as if made without such qualification; and

(e) we have assumed that (i) the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement, (ii) representation letters made as of the time of the Transactions that are substantially similar to the Tax Certificates will be delivered to us, and (iii) we will deliver an opinion at the time of the Transactions regarding certain material U.S. federal income tax consequences of the Merger.

In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements referred to above, which we have assumed will be true as of the Effective Time and thereafter. No assurance can be given as to the effect on the opinions set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based solely upon and subject to the foregoing and the exceptions, limitations, qualifications and assumptions set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Merger,” it is our opinion that (i) the Merger will qualify as a reorganization under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) Broadmark, Ready Capital and Merger Sub will each be a party to that reorganization with the meaning of Section 368(b) of the Code.

These opinions are based upon the Code, the Treasury Regulations thereunder, administrative and judicial interpretations thereof and other authorities, all as in effect on the date hereof.   It should be noted that such laws, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect.  A change in any of the authorities upon which our opinions are based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein.  No assurance can be given that the Internal Revenue Service will agree with our opinions or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

Our opinions are limited to the U.S. federal income tax issues specifically addressed herein, and no other opinion is implied or inferred.  Other than as expressly stated above, we express no opinion regarding the tax treatment of the Transactions under the laws of the United States or any state or local government within the United States or under the laws of any foreign country.  We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinions set forth above.

This opinion letter is rendered only to Broadmark in connection with the Transactions and solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion letter and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion letter may not be relied upon by, or be quoted or delivered to, any other person or entity for any purpose without our prior written consent. No attorney-client relationship exists or will exist between this firm and any other person solely as a result of you furnishing a copy of this letter to any person.

The opinions set forth above are expressed as of the date hereof, and we disclaim any undertaking to advise you or any other person of any subsequent changes in the matters stated, represented or assumed herein or any subsequent changes in the applicable law or interpretations hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law that may hereafter occur.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or the Transaction Documents, or other events or developments that hereafter may occur or be brought to our attention.  We assume no responsibility to advise you or any other person of any such change, event, or development.

Very truly yours,

/s/ Sidley Austin LLP